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                                                              Exhibit 23.2


                        Consent of Independent Auditors
                        -------------------------------



The Board of Directors and Shareholder
BGS Companies, Inc:


We consent to the incorporation by reference in the registration statement (No. 333-129933) on Form S-3-A of Lionbridge Technologies, Inc. of our report dated August 11, 2005, with respect to the combined balance sheets of BGS Companies, Inc. and affiliated entities as of December 31, 2004 and 2003, and the related combined statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Form 8-K-A of Lionbridge Technologies, Inc. dated November 9, 2005, and to the reference to our firm under the heading "experts" in the prospectus.


/s/ KPMG LLP
New York, New York
December 13, 2005